NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES SECOND QUARTER 2010

FINANCIAL AND OPERATING RESULTS

Houston, Texas – August 5, 2010...Southwestern Energy Company (NYSE: SWN) today announced financial and operating results for the second quarter of 2010. Highlights include:

•

Natural gas and crude oil production of 98.3 Bcfe, up 32% over the same period in 2009

•

Net cash provided by operating activities before changes in operating assets and liabilities of $345.7 million (a non-GAAP measure reconciled below), up 6% from the same period in 2009

•

Net income of $122.1 million, compared to $121.1 million in the same period in 2009

For the second quarter of 2010, Southwestern reported net income of $122.1 million, or $0.35 per diluted share, compared to $121.1 million, or $0.35 per diluted share, for the prior year period. Net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see reconciliation below) was $345.7 million for the second quarter of 2010, up 6% from $325.3 million for the same period in 2009.

“We saw meaningful progress on many fronts during the second quarter,” stated Steve Mueller, President and Chief Executive Officer of Southwestern Energy. “Our production grew by 32% compared to last year and grew 9% sequentially, as our operations in the Fayetteville Shale are back on track after a slowdown in the first quarter. We also closed the transaction we previously announced for the sale of a portion of our Haynesville and Middle Bossier properties in East Texas for approximately $355 million. We are keeping our production guidance unchanged for the third and fourth quarters of 2010, as our improving results in the Fayetteville are currently expected to fully offset the expected production associated with the sold properties. Our capital investment program also remains unchanged at approximately $2.1 billion.”

For the first six months of 2010, Southwestern reported net income of $293.9 million, or $0.84 per diluted share, compared to a net loss of $311.7 million, or $0.91 per diluted share, for the first six months of 2009.  Net income for the first six months of 2009 included a $907.8 million non-cash ceiling test impairment ($558.3 million net of taxes) of the company’s natural gas and oil properties resulting from lower natural gas prices during the first quarter of 2009. Excluding the non-cash impairment, Southwestern’s net income for the first six months of 2009 was $246.6 million (a non-GAAP measure; see reconciliation below), or $0.71 per diluted share.

Net cash provided by operating activities before changes in operating assets and liabilities

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(a non-GAAP measure; see reconciliation below) was $763.5 million for the first six months of 2010, up 9% compared to $697.9 million for the same period in 2009.

Second Quarter 2010 Financial Results

E&P Segment - Operating income from the company’s E&P segment was $162.5 million for the second quarter of 2010, compared to $174.4 million for the same period in 2009. The decrease was primarily due to lower realized gas prices combined with increased operating costs and expenses, which were only partially offset by higher production volumes.

Gas and oil production totaled 98.3 Bcfe in the second quarter of 2010, up 32% from 74.3 Bcfe in the second quarter of 2009, and included 83.6 Bcf from the company’s Fayetteville Shale play, up from 60.6 Bcf in the second quarter of 2009.

Including the effect of hedges, Southwestern’s average realized gas price in the second quarter of 2010 was $4.27 per Mcf, compared to $5.01 per Mcf in the second quarter of 2009. The company’s commodity hedging activities increased its average gas price by $0.58 per Mcf during the second quarter of 2010, compared to an increase of $2.11 per Mcf during the same period in 2009. At August 2, 2010, Southwestern had approximately 87 Bcf of its remaining 2010 projected natural gas production, or approximately 41%, hedged through fixed price swaps and collars at a weighted average floor price of $6.26 per Mcf. The company also had approximately 92 Bcf of its 2011 forecasted gas production hedged at an average floor price of $5.61 per Mcf and approximately 80 Bcf of its 2012 forecasted gas production hedged at an average floor price of $5.50 per Mcf.

Disregarding the impact of commodity price hedges, the company’s average price received for its gas production during the second quarter of 2010 was approximately $0.40 per Mcf lower than average monthly NYMEX settlement prices, compared to approximately $0.60 per Mcf lower during the second quarter of 2009. As of June 30, 2010, the company had basis protected on approximately 60.0 Bcf of its third quarter 2010 expected gas production through financial hedging activities and physical sales arrangements at a differential to NYMEX gas prices of approximately $0.10 per Mcf, excluding transportation and fuel charges related to gas sales. The company typically sells its natural gas at a discount to average monthly NYMEX settlement prices due to locational basis differentials, transportation charges and fuel charges. For the remainder of 2010, the company expects to pay average third-party transportation charges in the range of $0.25 to $0.32 per Mcf and average fuel charges in the range of 0.25% to 1.00% of transported volumes.

Lease operating expenses per unit of production for the company’s E&P segment were $0.85 per Mcfe in the second quarter of 2010, compared to $0.73 per Mcfe in the second quarter of 2009. The increase was primarily due to increased gathering costs and increased costs associated with higher water disposal volumes related to its Fayetteville Shale operations.

General and administrative expenses per unit of production were $0.31 per Mcfe in the second quarter of 2010, compared to $0.34 per Mcfe in the second quarter of 2009. The decrease was primarily due to the effects of the company’s increased production volumes which more than offset increased payroll, incentive compensation and other employee-

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related costs primarily associated with the expansion of the company’s operations due to the Fayetteville Shale play.

Taxes other than income taxes per unit of production were $0.09 per Mcfe in the second quarter of 2010, compared to $0.08 per Mcfe in the second quarter of 2009. Taxes other than income taxes vary due to changes in severance and ad valorem taxes that result from the mix of the company’s volumes and fluctuations in commodity prices.

The company’s full cost pool amortization rate was $1.33 per Mcfe in the second quarter of 2010, down from $1.46 per Mcfe in the second quarter of 2009. The decrease in the average amortization rate was primarily due to lower finding and development costs. The amortization rate is impacted by the timing and amount of reserve additions and the costs associated with those additions, revisions of previous reserve estimates due to both price and well performance, impairments that result from full cost ceiling tests, proceeds from the sale of properties that reduce the full cost pool and the levels of costs subject to amortization. The future full cost pool amortization rate cannot be predicted with accuracy due to the variability of each of the factors discussed above, as well as other factors.

Midstream Services - Operating income for the company’s midstream services segment, which is comprised of natural gas gathering and marketing activities, was $43.8 million for the second quarter of 2010, up from $27.8 million for the second quarter of 2009. The increase in operating income was primarily due to the increase in gathering revenues and an increase in the margin from gas marketing activities related to the company’s Fayetteville Shale play, partially offset by increased operating costs and expenses. At August 2, 2010, the company’s midstream segment was gathering approximately 1,620 MMcf per day through 1,367 miles of gathering lines in the Fayetteville Shale play area, up from approximately 1,060 MMcf per day through 960 miles of gathering lines a year ago. Gathering volumes, revenues and expenses for this segment are expected to continue to grow as reserves related to the company’s Fayetteville Shale play are developed and production increases.

First Six Months of 2010 Financial Results

E&P Segment - Operating income from the company’s E&P segment was $412.9 million for the six months ended June 30, 2010, up 17% compared to $354.4 million for the same period in 2009, excluding the non-cash impairment (a non-GAAP measure; see reconciliation below). The increase was primarily due to higher production volumes, partially offset by lower realized gas prices and increased operating costs and expenses.

Gas and oil production was 188.3 Bcfe in the first six months of 2010, up 36% compared to 138.2 Bcfe in the first six months of 2009, and included 159.1 Bcf from the company’s Fayetteville Shale play, up from 110.8 Bcfe in the first six months of 2009.

Southwestern’s average realized gas price was $4.82 per Mcf, including the effect of hedges, in the first six months of 2010 compared to $5.44 per Mcf in the first six months of 2009. The company’s hedging activities increased the average gas price realized during the first six months of 2010 by $0.57 per Mcf, compared to an increase of $2.12 per Mcf during the first six months of 2009. Disregarding the impact of hedges, the average price received for the company’s gas production during the first six months of 2010 was approximately

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$0.45 per Mcf lower than average monthly NYMEX settlement prices, compared to approximately $0.87 per Mcf lower than NYMEX gas prices during the first six months of 2009.

Lease operating expenses for the company’s E&P segment were $0.81 per Mcfe in the first six months of 2010, compared to $0.76 per Mcfe in the first six months of 2009. The increase was primarily due to increased gathering costs and increased costs associated with higher water disposal volumes in the company’s Fayetteville Shale operations.

General and administrative expenses were $0.30 per Mcfe in the first six months of 2010, compared to $0.32 per Mcfe in the first six months of 2009. The decrease was primarily due to the effects of the company’s increased production volumes which more than offset increased compensation and employee-related costs primarily associated with the expansion of the company’s E&P operations in the Fayetteville Shale play.

Taxes other than income taxes were $0.11 per Mcfe during the first six months of 2010, compared to $0.10 per Mcfe during the first six months of 2009.

The company’s full cost pool amortization rate decreased to $1.37 per Mcfe in the first six months of 2010, compared to $1.63 per Mcfe in the first six months of 2009, primarily due to the $907.8 million non-cash ceiling test impairment recorded in the first quarter of 2009 and the result of lower finding and development costs.

Midstream Services - Operating income for the company’s midstream activities was $81.4 million in the first six months of 2010, compared to $55.2 million in the first six months of 2009. The increase in operating income was primarily due to increased gathering revenues and an increase in the margin from gas marketing activities related to the Fayetteville Shale play, partially offset by increased operating costs and expenses.

Capital Investments - For the first six months of 2010, Southwestern invested a total of approximately $1.0 billion, compared to $959.4 million during the first six months of 2009, which included $852.7 million invested in its E&P business and $139.0 million invested in its Midstream Services activities. Of the $852.7 million invested in its E&P business, approximately $666.3 million was invested in its Fayetteville Shale play, $86.8 million in East Texas, $34.3 million in Appalachia, $52.7 million in New Ventures and $6.6 million in its conventional Arkoma Basin program.

E&P Operations Review

Fayetteville Shale Play – During the second quarter of 2010, Southwestern placed a total of 143 operated wells on production in the Fayetteville Shale play, all of which were horizontal wells fracture stimulated using slickwater. At July 30, 2010, the company’s gross production rate from the Fayetteville Shale play was 1,447 MMcf per day, up from approximately 990 MMcf per day a year ago. The company is currently utilizing 24 drilling rigs in its Fayetteville Shale play, including 16 that are capable of drilling horizontal wells and 8 smaller rigs that are used to drill the vertical portion of the wells. The graph below provides gross production data from the company’s operated wells in the Fayetteville Shale play area through July 30, 2010.

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Gross operated production of approx.
1,447 MMcf/d as of July 30, 2010
Pipeline
Curtailment
Issues
Gross Production (MMcf/d)
1,600
1,400
1,200
1,000
800
600
400
200
0
Jan '06
Jul '06
Jan '07
Jul '07
Jan '08
Jul '08
Jan '09
Jul '09
Jan '10
Jul '10
Jan '11

During the second quarter of 2010, the company’s horizontal wells had an average completed well cost of $3.1 million per well, average horizontal lateral length of 4,532 feet and average time to drill to total depth of 13 days from re-entry to re-entry. This compares to an average completed well cost of $2.8 million per well, average horizontal lateral length of 4,348 feet and average time to drill to total depth of 12 days from re-entry to re-entry in the first quarter of 2010. In the second quarter, the company had 22 wells with drill times of over 20 days, most of which were first wells in sections that were in the deeper southern areas of the play. During the second quarter of 2010, the company also placed 3 wells on production which had average times to drill to total depth of 5 days or less from re-entry to re-entry. In July of 2010, the company’s average time to drill to total depth improved to 10 days from re-entry to re-entry, and the company also set a new record by drilling a well with total footage of approximately 6,600 feet in 4.0 days. The company’s horizontal rig count will drop to 15 rigs in mid-August as a result of the lower drilling days.

The company’s wells placed on production during the second quarter of 2010 averaged initial production rates of 3,449 Mcf per day, up 8% from average initial production rates of 3,197 Mcf per day in the first quarter of 2010. Results for the second quarter of 2010 include 75 wells placed on production which were the first well in a new section. The company also placed 9 wells on production at initial production rates over 6.0 MMcf per day. Results from the company’s drilling activities from 2007 by quarter are shown below.

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Time Frame	Wells Placed on Production	Average IP Rate (Mcf/d)	30th-Day Avg Rate (# of wells)	60th-Day Avg Rate (# of wells)	Average Lateral Length
1st Qtr 2007	58	1,261	1,066 (58)	958 (58)	2,104
2nd Qtr 2007	46	1,497	1,254 (46)	1,034 (46)	2,512
3rd Qtr 2007	74	1,769	1,510 (72)	1,334 (72)	2,622
4th Qtr 2007	77	2,027	1,690 (77)	1,481 (77)	3,193
1st Qtr 2008	75	2,343	2,147 (75)	1,943 (74)	3,301
2nd Qtr 2008	83	2,541	2,155 (83)	1,886 (83)	3,562
3rd Qtr 2008	97	2,882	2,560 (97)	2,349 (97)	3,736
4th Qtr 2008(1)	74	3,350(1)	2,722 (74)	2,386 (74)	3,850
1st Qtr 2009(1)	120	2,992(1)	2,537 (120)	2,293 (120)	3,874
2nd Qtr 2009	111	3,611	2,833 (111)	2,556 (111)	4,123
3rd Qtr 2009	93	3,604	2,640 (92)	2,275 (92)	4,100
4th Qtr 2009	122	3,727	2,674 (122)	2,360 (120)	4,303
1st Qtr 2010(2)	106	3,197(2)	2,388 (106)	2,123 (106)	4,348
2nd Qtr 2010	143	3,449	2,610 (123)	2,431 (73)	4,532

Note: Results as of June 30, 2010.

(1)

The significant increase in the average initial production rate for the fourth quarter of 2008 and the subsequent decrease for the first quarter of 2009 primarily reflected the impact of the delay in the Boardwalk Pipeline.

(2)

In the first quarter of 2010, the company’s results were impacted by the shift of all wells to “green completions” and the mix of wells, as a large percentage of wells were placed on production in the shallower northern and far eastern borders of the company’s acreage.

The company continues to test tighter well spacing and, at June 30, had placed 434 wells on production that have well spacing of 700 feet or less, representing approximately 65-acre spacing or less. The company had previously concluded that 10 to 12 wells per section is the minimum number of wells needed to efficiently drain the reserves, however, recent information from this larger group of wells indicates interference of 5% to 8% compared to earlier estimates of 10% to 15% from a smaller well set. The company continues to focus on optimizing the well spacing for the play and plans to test over 44 different pilots with well spacing that will range from 200 to 450 feet apart as part of its 2010 drilling program. Within those pilots, approximately 67% of the wells have been spud and 23% of those wells have been placed on production.

The graph below provides normalized average daily production data through June 30, 2010, for the company’s horizontal wells using slickwater and crosslinked gel fluids. The “dark blue curve” is for horizontal wells fracture stimulated with either slickwater or crosslinked gel fluid. The “red curve” indicates results for the company’s wells with lateral lengths greater than 3,000 feet, while the “purple curve” indicates results for the company’s wells with lateral lengths greater than 4,000 feet and the new “light blue curve” indicates results for the company’s wells with lateral lengths greater than 5,000 feet. The normalized production curves are intended to provide a qualitative indication of the company’s Fayetteville Shale wells’ performance and should not be used to estimate an individual well’s estimated ultimate recovery. The 2.0, 3.0 and 4.0 Bcf typecurves are shown solely for reference purposes and are not intended to be projections of the performance of the company’s wells.

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Mcf/d
5000
4500
4000
3500
3000
2500
2000
1500
1000
0
>5,000 ft Well Count
98 61 36 24 11 6 5 3 1
>4,000 ft Well Count
458 354 264 204 161 100 57 28 10 4 1
4.0 Bcf Typecurve
3.0 Bcf Typecurve
2.0 Bcf Typecurve
All Wells
Wells with Laterals > 5000'
Wells with Laterals > 4000'
Wells with Laterals > 3000'
>3,000 ft Well Count
1030 870 719 632 529 401 298 232 156 85 34 10 3 3 3 1
0 100 200 300 400 500 600 700 800 900 1000 1100 1200 1300 1400 1500
Days of Production
Total Well Count
1367 1238 1112 990 886 749 624 551 450 357 280 200 146 85 43 14

Notes: Data as of June 30, 2010. Excludes wells with mechanical problems (28).

At June 30, 2010, Southwestern held approximately 889,000 net acres in the play area (including approximately 125,000 net acres in the traditional Fairway portion of the Arkoma Basin).

East Texas – On June 30, 2010, Southwestern closed the previously announced sale of certain oil and gas leases, wells and gathering equipment held by the company in East Texas. Total net proceeds from the sale were $355.8 million. The sale included only the producing rights to the Haynesville and Middle Bossier Shale intervals in approximately 20,063 net acres. The company has retained the drilling and producing rights covering all other depths in the acreage, including the company’s current James Lime and Pettet drilling programs.

Southwestern still has approximately 10,500 net acres with Haynesville and Middle Bossier Shale potential. The company drilled two wells on this acreage (Hawthorne prospect) in the second quarter, the Timberstar Blackstone A-1H well targeting the Haynesville Shale formation and the Harris B-1H well targeting the Middle Bossier Shale formation. The Blackstone well is currently being completed and the Harris well will be completed in the fourth quarter. A third well, the Crest C-1H, is currently drilling and will be completed in the fourth quarter.

Production from the company’s East Texas properties was 19.2 Bcfe during the first six months of 2010, compared to 15.6 Bcfe during the same period last year. Approximately 2.1 Bcfe of company’s 2010 production was related to its Haynesville and Middle Bossier properties which were sold in June. Southwestern participated in drilling 26 wells in East Texas during the first six months of 2010, 9 of which were James Lime horizontal wells, 13 of which were Haynesville horizontal wells and 4 of which were Pettet horizontal oil wells. Initial production rates from James Lime wells that were placed on production during the

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second quarter averaged 7.2 MMcfe per day and initial production rates from Pettet oil wells that were placed on production during the quarter averaged 505 barrels of oil per day, with 0.7 MMcf per day of associated gas.

Conventional Arkoma Program – (Outside the Fayetteville Shale play area) Southwestern participated in drilling 3 wells in its conventional Arkoma Basin drilling program during the second quarter of 2010. Production from the company’s conventional Arkoma Basin was 10.0 Bcf for the first six months of 2010, compared to 11.6 Bcf for the first six months of 2009.

Appalachia – At June 30, 2010, Southwestern held approximately 150,800 net undeveloped acres in Pennsylvania under which it believes the Marcellus Shale is prospective. In July, the company placed the Greenzweig #1-H well, its first horizontal well which was drilled in 2008, on production and it is currently producing approximately 3.3 MMcf per day without compression into the pipeline with just over 3,000 psi of flowing tubing pressure. The Greenzweig #1-H well was drilled in late-2008 and had a 2,945-foot horizontal lateral and was fractured stimulated with slickwater in 7 stages. In 2010, the company has drilled 4 horizontal wells, all of which are currently being scheduled to be completed in September. Approximately 20 wells are expected to be drilled by Southwestern in 2010.

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of our peers and of prior periods.

One such non-GAAP financial measure is net cash provided by operating activities before changes in operating assets and liabilities. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

Additional non-GAAP financial measures we may present from time to time are net income attributable to Southwestern Energy, diluted earnings per share attributable to Southwestern Energy stockholders and our E&P segment operating income, all which exclude certain charges or amounts.  Management presents these measures because (i) they are consistent with the manner in which the Company’s performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the Company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

See the reconciliations below of GAAP financial measures to non-GAAP financial measures

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for the three and six months ended June 30, 2010 and June 30, 2009.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the Company's reported results prepared in accordance with GAAP.

	3 Months Ended June 30,
	2010	2009
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 391,474	$ 266,436
Add back (deduct):
Change in operating assets and liabilities	(45,744)	58,860
Net cash provided by operating activities before changes in operating assets and liabilities	$ 345,730	$ 325,296

	6 Months Ended June 30,
	2010	2009
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 809,053	$ 673,731
Add back (deduct):
Change in operating assets and liabilities	(45,558)	24,120
Net cash provided by operating activities before changes in operating assets and liabilities	$ 763,495	$ 697,851

	6 Months Ended June 30,
	2010	2009
	(in thousands)
Net income (loss) attributable to Southwestern Energy:
Net income (loss) attributable to Southwestern Energy	$ 293,866	$ (311,730)
Add back:
Impairment of natural gas and oil properties (net of taxes)	--	558,305
Net income attributable to Southwestern Energy, excluding impairment of natural gas and oil properties	$ 293,866	$ 246,575

	6 Months Ended June 30,
	2010	2009

Diluted earnings per share:
Net income (loss) per share attributable to Southwestern Energy stockholders	$ 0.84	$ (0.91)
Add back:
Impairment of natural gas and oil properties (net of taxes)	--	1.62
Net income per share attributable to Southwestern Energy stockholders, excluding impairment of natural gas and oil properties	$ 0.84	$ 0.71

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	6 Months Ended June 30,
	2010	2009
	(in thousands)
E&P segment operating income:
E&P segment operating income (loss)	$ 412,904	$ (553,460)
Add back:
Impairment of natural gas and oil properties	--	907,812
E&P segment operating income, excluding impairment of natural gas and oil properties	$ 412,904	$ 354,352

Southwestern will host a teleconference call on Friday, August 6, 2010, at 10:00 a.m. Eastern to discuss the company’s second quarter 2010 results. The toll-free number to call is 877-407-8035 and the international dial-in number is 201-689-8035. The teleconference can also be heard “live” on the Internet at http://www.swn.com.

Southwestern Energy Company is an integrated company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:

Greg D. Kerley

Brad D. Sylvester, CFA

Executive Vice President

Vice President, Investor Relations

and Chief Financial Officer

            (281) 618-4897

(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the company’s ability to transport its production to the most favorable markets or at all; the

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timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in the Fayetteville Shale play, overall as well as relative to other productive shale gas plays; the company’s ability to fund the company’s planned capital investments; the impact of federal, state and local government regulation, including any legislation relating to hydraulic fracturing, the climate or over the counter derivatives; the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services; the company’s future property acquisition or divestiture activities; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets, changes in interest rates and the ability of the company’s lenders to provide it with funds as agreed; credit risk relating to the risk of loss as a result of non-performance by the company’s counterparties and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see the reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

OPERATING STATISTICS (Unaudited)			Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Six Months
Periods Ended June 30	2010	2009	2010	2009

Exploration & Production
Production
Gas production (Bcf)	98.0	74.1	187.7	137.8
Oil production (MBbls)	47	32	93	66
Total equivalent production (Bcfe)	98.3	74.3	188.3	138.2
Commodity Prices
Average gas price per Mcf, including hedges	$ 4.27	$ 5.01	$ 4.82	$ 5.44
Average gas price per Mcf, excluding hedges	$ 3.69	$ 2.90	$ 4.25	$ 3.32
Average oil price per Bbl	$ 76.17	$ 51.91	$ 75.87	$ 43.24
Operating Expenses per Mcfe
Lease operating expenses	$ 0.85	$ 0.73	$ 0.81	$ 0.76
General & administrative expenses	$ 0.31	$ 0.34	$ 0.30	$ 0.32
Taxes, other than income taxes	$ 0.09	$ 0.08	$ 0.11	$ 0.10
Full cost pool amortization	$ 1.33	$ 1.46	$ 1.37	$ 1.63

Midstream
Gas volumes marketed (Bcf)	118.9	89.1	226.8	175.6
Gas volumes gathered (Bcf)	140.2	94.9	265.9	174.4

STATEMENTS OF OPERATIONS (Unaudited)				Page 2 of 5
Southwestern Energy Company and Subsidiaries
	Three Months		Six Months
Periods Ended June 30	2010	2009	2010	2009
	(in thousands except share/per share amounts)
Operating Revenues
Gas sales	$ 415,576	$ 367,430	$ 894,987	$ 740,088
Gas marketing	142,579	91,438	300,252	243,010
Oil sales	3,620	1,693	7,082	2,875
Gas gathering	28,215	16,865	53,588	33,428
Other	(47)	94	2,151	(1,064)
	589,943	477,520	1,258,060	1,018,337
Operating Costs and Expenses
Gas purchases – midstream services	141,792	91,187	299,460	240,367
Operating expenses	50,943	30,506	87,509	57,678
General and administrative expenses	36,633	29,200	69,577	52,909
Depreciation, depletion and amortization	144,006	117,927	283,023	242,155
Impairment of natural gas and oil properties	—	—	—	907,812
Taxes, other than income taxes	10,252	6,473	24,084	15,681
	383,626	275,293	763,653	1,516,602
Operating Income (Loss)	206,317	202,227	494,407	(498,265)
Interest Expense
Interest on debt	14,199	13,725	28,128	27,910
Other interest charges	505	870	944	1,529
Interest capitalized	(8,524)	(11,529)	(16,384)	(22,689)
	6,180	3,066	12,688	6,750
Other Income (Loss)	(84)	169	(61)	534
Income (Loss) Before Income Taxes	200,053	199,330	481,658	(504,481)
Provision (Benefit) for Income Taxes
Current	2,700	—	2,700	(35,500)
Deferred	75,344	78,272	185,181	(157,187)
	78,044	78,272	187,881	(192,687)
Net income (loss)	122,009	121,058	293,777	(311,794)
Less: Net loss attributable to noncontrolling interest	(60)	(42)	(89)	(64)
Net Income (Loss) Attributable to Southwestern Energy	$ 122,069	$ 121,100	$ 293,866	$ (311,730)
Earnings Per Share
Net income (loss) attributable to Southwestern Energy stockholders - Basic	$ 0.35	$ 0.35	$ 0.85	$ (0.91)
Net income (loss) attributable to Southwestern Energy stockholders - Diluted	$ 0.35	$ 0.35	$ 0.84	$ (0.91)
Weighted Average Common Shares Outstanding
Basic	345,288,773	342,960,373	345,194,534	342,766,760
Diluted	349,341,731	348,806,860	349,364,654	342,766,760

BALANCE SHEETS (Unaudited)	Page 3 of 5
Southwestern Energy Company and Subsidiaries

June 30	2010	2009
	(in thousands)
ASSETS

Current Assets (1)	$ 911,296	$ 664,776
Property and Equipment	7,877,441	6,324,591
Less: Accumulated depreciation, depletion and amortization	3,353,633	2,793,316
	4,523,808	3,531,275
Other Assets	155,247	142,231
	$ 5,590,351	$ 4,338,282

LIABILITIES AND EQUITY

Current Liabilities	$ 664,283	$ 644,308
Long-Term Debt	1,178,000	869,600
Deferred Income Taxes	937,331	554,434
Long-Term Hedging Liability	58,611	4,012
Other Liabilities	86,259	57,584
Commitments and Contingencies
Equity
Common stock, $0.01 par value; authorized 1,250,000,000 shares in 2010 and 540,000,000 in 2009, issued 346,291,038 shares in 2010 and 344,486,505 in 2009	3,463	3,445
Additional paid-in capital	842,628	822,428
Retained earnings	1,708,193	1,138,247
Accumulated other comprehensive income	106,506	238,550
Common stock in treasury, 207,249 shares in 2010 and 203,059 in 2009	(4,484)	(4,300)
Total Southwestern Energy stockholders’ equity	2,656,306	2,198,370
Noncontrolling interest	9,561	9,974
Total Equity	2,665,867	2,208,344
	$ 5,590,351	$ 4,338,282

(1)  Current Assets include restricted cash of $355.8 million in 2010.

STATEMENTS OF CASH FLOWS (Unaudited)	Page 4 of 5
Southwestern Energy Company and Subsidiaries
	Six Months
Periods Ended June 30	2010	2009
	(in thousands)
Cash Flows From Operating Activities
Net income (loss)	$ 293,777	$ (311,794)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	283,828	242,983
Impairment of natural gas and oil properties	—	907,812
Deferred income taxes	185,181	(157,187)
Unrealized (gain) loss on derivatives	(2,275)	6,039
Stock-based compensation expense	4,433	4,478
Other	(1,449)	5,520
Change in assets and liabilities	45,558	(24,120)
Net cash provided by operating activities	809,053	673,731

Cash Flows From Investing Activities
Capital investments	(985,310)	(963,976)
Proceeds from sale of property and equipment	348,374	—
Increase in restricted cash	(355,773)	—
Other	(2,445)	(4,144)
Net cash used in investing activities	(995,154)	(968,120)

Cash Flows From Financing Activities
Payments on current portion of long-term debt	(600)	(60,600)
Payments on revolving long-term debt	(1,297,000)	(339,500)
Borrowings under revolving long-term debt	1,478,100	535,500
Change in bank drafts outstanding	5,059	(38,401)
Proceeds from exercise of common stock options	1,306	3,358
Net cash provided by financing activities	186,865	100,357

Increase (decrease) in cash and cash equivalents	764	(194,032)
Cash and cash equivalents at beginning of year	13,184	196,277
Cash and cash equivalents at end of period	$ 13,948	$ 2,245

SEGMENT INFORMATION (Unaudited)				Page 5 of 5
Southwestern Energy Company and Subsidiaries

	Exploration
	&	Midstream
	Production	Services	Other	Eliminations	Total
	(in thousands)
Quarter Ending June 30, 2010

Revenues	$ 421,855	$ 558,858	$ 246	$ (391,016)	$ 589,943
Gas purchases	—	478,596	—	(336,804)	141,792
Operating expenses	83,298	21,610	—	(53,965)	50,943
General & administrative expenses	30,364	6,479	37	(247)	36,633
Depreciation, depletion & amortization	136,905	6,986	115	—	144,006
Taxes, other than income taxes	8,815	1,420	17	—	10,252
Operating Income	$ 162,473	$ 43,767	$ 77	$ —	$ 206,317

Capital Investments (1)	$ 441,226	$ 89,753	$ 12,546	$ —	$ 543,525

Quarter Ending June 30, 2009

Revenues	$ 372,681	$ 337,164	$ 231	$ (232,556)	$ 477,520
Gas purchases	—	285,208	—	(194,021)	91,187
Operating expenses	54,303	14,620	—	(38,417)	30,506
General & administrative expenses	25,000	4,293	25	(118)	29,200
Depreciation, depletion & amortization	113,357	4,375	195	—	117,927
Taxes, other than income taxes	5,588	876	9	—	6,473
Operating Income	$ 174,433	$ 27,792	$ 2	$ —	$ 202,227

Capital Investments (1)	$ 402,079	$ 51,535	$ 2,622	$ —	$ 456,236

Six Months Ending June 30, 2010

Revenues	$ 913,924	$ 1,190,501	$ 492	$ (846,857)	$ 1,258,060
Gas purchases	—	1,038,599	—	(739,139)	299,460
Operating expenses	153,400	41,334	—	(107,225)	87,509
General & administrative expenses	56,703	13,283	84	(493)	69,577
Depreciation, depletion & amortization	269,612	13,147	264	—	283,023
Taxes, other than income taxes	21,305	2,747	32	—	24,084
Operating Income	$ 412,904	$ 81,391	$ 112	$ —	$ 494,407

Capital Investments (1)	$ 852,659	$ 139,019	$ 25,472	$ —	$ 1,017,150

Six Months Ending June 30, 2009

Revenues	$ 750,766	$ 730,638	$ 463	$ (463,530)	$ 1,018,337
Gas purchases	—	629,611	—	(389,244)	240,367
Operating expenses	104,353	27,381	—	(74,056)	57,678
General & administrative expenses	44,696	8,409	34	(230)	52,909
Depreciation, depletion & amortization	233,488	8,301	366	—	242,155
Impairment of natural gas and oil properties	907,812	—	—	—	907,812
Taxes, other than income taxes	13,877	1,782	22	—	15,681
Operating Income (Loss)	$ (553,460)	$ 55,154	$ 41	$ —	$ (498,265)

Capital Investments (1)	$ 852,482	$ 102,456	$ 4,490	$ —	$ 959,428

(1)

Capital investments include reductions of $2.3 million and $31.8 million for the three-month periods ended June 30, 2010 and 2009, respectively, and an increase of $25.0 million and a reduction of $8.2 million for the six-month periods ended June 30, 2010 and 2009, respectively, relating to the change in accrued expenditures between periods.